Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard, Suite 280 Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	OTC Bulletin Board: BISP

BioSante Pharmaceuticals Raises $10.3 Million in Private Placement

Lincolnshire, Illinois (August 6, 2003) - BioSante Pharmaceuticals, Inc. (OTCBB: BISP) today announced that it has raised $10.3 million through the private placement of approximately 4.8 million newly issued shares of BioSante common stock to several new and current institutional and accredited investors.  The financing was led by SDS Merchant Fund and included Perceptive Life Sciences Fund, SCO Capital Partners LLC, Quogue Capital LLC, Crestview Capital and the Orion Biomedical Funds.  Four BioSante directors also participated.  SCO Securities LLC acted as the placement agent for this transaction.  Investors also received warrants to purchase approximately 2.4 million shares of common stock.

“We are pleased to have this strong group of sophisticated life-sciences investors participate in this financing,” said Stephen M. Simes, president and chief executive officer of BioSante. “These funds will enable us to aggressively manage and complete the pivotal Phase III clinical trial of Bio-E-Gel™ for the treatment of menopausal symptoms, a multi-billion dollar market.  We also will use these funds to continue our development of LibiGel™ for the treatment of female sexual dysfunction.”

The securities sold in this placement have not been registered under the Securities Act of 1933 or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.  BioSante has agreed to file a registration statement with the SEC for purposes of registering the resale of the shares sold in the placement.  This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein.

About BioSante Pharmaceuticals, Inc.

BioSante is an emerging pharmaceutical company developing a pipeline of hormone therapy products to treat both men and women.  BioSante also is developing its nanoparticulate-based platform technology (CAP) for novel vaccines, vaccine adjuvants and drug delivery systems.  Additional information is available online at www.biosantepharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements regarding BioSante contained in this press release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements.  Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors known to BioSante that cause actual results to differ materially from those expressed in such forward-looking statements are the difficulty of developing pharmaceutical products, adverse reports from others about products similar to ours, obtaining regulatory and other approvals and achieving market acceptance, and other factors identified and discussed from time to time in BioSante’s filings with the Securities and Exchange Commission, including those factors discussed on pages 17 to 23 of BioSante’s Form 10-KSB, which discussion also is incorporated herein by reference.

Contact:

Phillip Donenberg CFO - 847-478-0500 ext 101; donenber@biosantepharma.com